EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Anne H. Lloyd Executive Vice President and Chief Financial Officer (919) 783-4660 www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC. REPORTS SECOND-QUARTER RESULTS

Record Consolidated Net Sales Leads to Earnings Growth

Aggregates Product Line Volume Up 13% and Pricing Up 5%

Company Raises Annual Aggregates Volume Guidance

Specialty Products Generates Record Net Sales and Earnings from Operations

RALEIGH, North Carolina (July 29, 2014) – Martin Marietta Materials, Inc. (NYSE:MLM) today reported its results for the second quarter ended June 30, 2014.

Ward Nye, Chairman, President and CEO of Martin Marietta, stated: “Second-quarter 2014 results reflect strong operational performance and demonstrate our ability to significantly grow overall earnings and expand margins as construction activity begins to recover from historically low levels. Aggregates product line shipments increased in all geographic groups, led by a 22% improvement in the West Group. Aggregates product line pricing increases for the quarter were also widespread, leading to an overall increase of 5% compared with the prior-year period. The powerful combination of increasing aggregates volume and pricing growth, along with quarterly record net sales for Specialty Products, resulted in record consolidated net sales of $602 million. Based on our performance through the first half of the year and key economic indicators, we are raising our full-year aggregates product line volume guidance to a range of 6% to 8% over 2013 levels.

“Employment growth, an important driver of construction activity, has been clearly evident in many of our key states and contributed to the continued expansion in private construction activity. We were also pleased to see greater stability in public-sector construction activity with certain Martin Marietta markets experiencing substantial growth. We view this level of activity as an indicator of strong underlying demand and expect further growth in the infrastructure market once funding stability is restored. We are encouraged by the bipartisan support for renewing long-term investment in the country’s infrastructure system, as demonstrated by Congress’ recent actions.”

Mr. Nye continued, “We are enthusiastic about the prospects for our recent successfully completed acquisition of Texas Industries, Inc. (“TXI”), which was overwhelmingly approved by shareholders of both companies and closed in early July. The acquisition provides a broader platform for growth, an enhanced aggregates and concrete presence in the most dynamic markets in Texas as well as exposure to the expanding cement markets in Texas and California. I am grateful to all of our collective employees for their significant contributions to this combination and look forward to working with our new team members from TXI as we continue to focus on increasing shareholder value.”

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MLM Announces Second-Quarter 2014 Results

July 29, 2014

NOTABLE ITEMS FOR THE QUARTER (ALL COMPARISONS ARE VERSUS THE PRIOR-YEAR SECOND QUARTER)

•	Earnings per diluted share of $1.27 (includes a $0.07 per diluted share charge for business development and acquisition integration expenses related to TXI); adjusted earnings per diluted share of $1.34 compared with earnings per diluted share of $0.89

•	Record consolidated net sales of $601.9 million compared with $507.3 million

•	Aggregates product line volume increase of 12.7%; aggregates product line pricing increase of 5.0%

•	Specialty Products record net sales of $61.9 million and earnings from operations of $21.0 million

•	Consolidated gross margin (excluding freight and delivery revenues) of 22.5%, up 140 basis points

•	Consolidated selling, general and administrative expenses (SG&A) of 6.1% of net sales, a reduction of $1.2 million or 140 basis points

•	Consolidated earnings from operations of $96.2 million (includes $5.3 million of business development and acquisition integration expenses related to the TXI acquisition); adjusted consolidated earnings from operations of $101.5 million compared with consolidated earnings from operations of $69.6 million

SEGMENT RESULTS (ALL COMPARISONS ARE VERSUS THE PRIOR-YEAR SECOND QUARTER)

Aggregates Business

Aggregates product line shipments reflect growth in all end-use markets, with overall volume increasing 12.7%. The nonresidential market represented 31% of quarterly shipments and increased 16%, reflecting growth in the energy and commercial sectors. The Company continues to benefit from the nation’s increasing investment in shale energy, particularly in South Texas. The residential end-use market accounted for 14% of quarterly shipments, and volumes to this market increased 20%. Growth was strongest in the Southeast and West Groups. The ChemRock/Rail market accounted for 10% of volumes and increased 13% over the prior-year quarter.

Shipments to the infrastructure market comprised the remaining 45% of the aggregates product line and increased 9% over the prior-year quarter. Growth was notable in Texas and Colorado, with each market continuing to show a commitment to securing alternative financing sources for infrastructure projects. Infrastructure shipments in Texas reflect the benefit of a robust state Department of Transportation program and the nearly $8 billion of projects awarded in 2013. Infrastructure shipments in Colorado also grew significantly, reflecting an increased state-level budget as well as reconstruction efforts, resulting from the historic flooding in 2013. Additionally, earlier this year, Colorado approved its first public-private partnership project, which will renovate and expand the U.S. 36 corridor.

The current federal highway bill, Moving Ahead for Progress in the 21st Century Act, or MAP-21, expires on September 30, 2014. While there is bipartisan support for renewing long-term investment in the country’s infrastructure system, Congress has historically authorized continuing resolutions to bridge funding until the passage of a new bill. The Company also continues to monitor the status of the Highway Trust Fund. Recently, the House of Representatives passed a plan to provide $10.8 billion to the Highway Trust Fund from a combination of general fund transfers and tax reform and extend MAP-21 under a continuing resolution until May 31, 2015. The Senate is expected to address highway legislation before Congress’ August recess. While the Company expects the current uncertainty in federal funding to be resolved, infrastructure shipments in the second half of the year and the first half of 2015 could be negatively affected if funding concerns persist.

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MLM Announces Second-Quarter 2014 Results

July 29, 2014

As previously noted, aggregates shipments for the West Group increased 22% compared with the prior-year quarter. Aggregates shipments for the Mid-America and Southeast Groups increased 5.1% and 7.3%, respectively. Recovery in eastern states is being led by private sector construction combined with some meaningful infrastructure projects, particularly in North Carolina, Georgia and Florida, where employment growth has accelerated and the residential construction segment is showing signs of more widespread growth. As the eastern U.S. construction recovery strengthens, the Company believes it will follow a growth pattern similar to that seen in many western markets.

Aggregates product line pricing increased in each reportable group, led by a 10.3% improvement in the Southeast Group. Based on pricing trends through the first half of the year and mid-year price increases in many geographic areas, the Company is reaffirming its full-year aggregates product line pricing guidance.

The vertically integrated product lines each reported growth in net sales. The ready mixed concrete product line achieved a 48% increase in net sales, which reflected volume and pricing improvements of 27% and 12%, respectively, and led to an 800-basis-point improvement in the product line’s gross margin (excluding freight and delivery revenues). The asphalt product line reported a 20% increase in net sales, due to increased shipments.

Aggregates product line production increased 10.3%, as operations responded to current demand. Production cost per ton declined slightly as increased leverage was partially offset by higher repair costs. In addition to increased aggregates product line production, inventory on hand was utilized to meet demand, which negatively affected cost of sales by $13.3 million compared with the prior-year quarter. The Aggregates business gross margin (excluding freight and delivery revenues) was 20.7%, a 170-basis-point improvement over the prior-year quarter.

Specialty Products Business

Specialty Products continued its strong performance and generated record net sales of $61.9 million, an increase of 9.3% over the prior-year quarter. Growth was primarily attributable to the chemicals product line. The business’ gross margin (excluding freight and delivery revenues) of 37.8% increased 20 basis points. Second-quarter earnings from operations were $21.0 million compared with $18.7 million in the prior-year quarter.

CONSOLIDATED OPERATING RESULTS

Consistent with expectations, consolidated SG&A declined $1.2 million, or 140 basis points as a percentage of net sales. Lower pension expense and the absence of information systems upgrade costs in 2013 account for the reduction. The Company incurred $5.3 million of business development and acquisition integration costs related to TXI. Excluding these expenses, adjusted consolidated earnings from operations were $101.5 million. This compares with consolidated earnings from operations of $69.6 million in the prior-year quarter and reflects more than 30% improvement from 2013.

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MLM Announces Second-Quarter 2014 Results

July 29, 2014

LIQUIDITY AND CAPITAL RESOURCES

Cash provided by operating activities for the first six months of 2014 was $70.4 million compared with $48.5 million in 2013, driven by higher earnings and despite the working capital build associated with improving business demand.

At June 30, 2014, the ratio of consolidated debt to consolidated EBITDA, as defined, for the trailing twelve months was 2.49 times, in compliance with the leverage covenant. The Company recently amended the covenant to exclude acquisition fees and integration expenses related to TXI. Additionally, the leverage ratio maximum at September 30, 2014, has been increased to 3.75 times before stepping back to 3.50 times at December 31, 2014, also related to the TXI acquisition.

ACQUISITION OF TXI

On July 1, 2014, the Company completed the acquisition of TXI. The transaction enhances the Company’s position as an aggregates-led, low-cost operator in the perennially largest and fastest growing geographies in the United States. With a leading U.S. aggregates position, the acquisition provides complementary, high-quality assets in cement and ready mix concrete, augmented by the Company’s best-in-class long-haul transportation network. As of the completion of the acquisition, the Company had a market capitalization of approximately $8.8 billion.

The Company expects the combination will generate annual pre-tax synergies of $70 million by calendar year 2017, corresponding to more than $500 million of total value creation for shareholders. Integration of the acquired business is under way and proceeding as planned. The Company anticipates the transition to its target operating model to be completed by the end of the year. The combination is expected to be accretive to both earnings per share in 2014, excluding one-time costs, and cash flow in the first full year following integration. In addition, the Company continues to expect to utilize TXI’s more than $400 million in existing net operating loss, or NOL, carryforwards over the next few years. The Company also believes that there is an opportunity to realize incremental value from the expected divestiture of identified non-operating real estate assets.

In June, the Company announced an agreement with the U.S. Department of Justice (“DOJ”), approved by the U.S. District Court for the District of Columbia, resolving all competition issues with respect to the acquisition of TXI. Under the terms of the agreement with the DOJ, in the second half of the year the Company will divest its North Troy aggregates quarry in Oklahoma and two rail yards located in Dallas and Frisco, Texas.

In connection with the acquisition, the Company completed a private offering of $700 million of senior unsecured notes, which closed in early July, and amended its trade receivable securitization facility to increase available funding by $100 million to maximum borrowings of $250 million, subject to the level of trade receivables. The private offering included $300 million of three-year variable-rate senior notes and $400 million of 4.25% ten-year senior notes. The Company used the net proceeds from the offering, along with cash on hand and incremental drawings under the amended trade receivable securitization facility, to redeem $650 million of 9.25% notes due in 2020 assumed with TXI plus a make-whole premium and accrued unpaid interest. This refinancing is expected to reduce interest expense by $34 million on an annual basis based on current interest rates as compared with TXI’s financing costs.

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MLM Announces Second-Quarter 2014 Results

July 29, 2014

FULL-YEAR OUTLOOK

The Company is encouraged by various positive trends in its business and markets, notably:

•	Nonresidential construction is expected to grow in both the heavy industrial and commercial sectors.

•	Shale development and related follow-on public and private construction activities are anticipated to remain strong.

•	The commercial building sector is expected to benefit from improved market fundamentals, such as higher occupancies and rents, strengthened property values and increased real estate lending.

•	Residential construction should continue to grow, driven by historically low levels of construction activity over the previous several years together with low mortgage rates, higher multi-family rental rates and rising housing prices. Total annual housing starts are anticipated to exceed one million units for the first time since 2007.

•	For the public sector, authorized highway funding from MAP-21 should increase slightly compared with 2013.

•	Additionally, state initiatives to finance infrastructure projects are expected to grow and continue to play an expanded role in public-sector activity.

Based on these trends and expectations, the Company anticipates the following, which excludes the impact of the TXI acquisition:

•	Heritage aggregates end-use markets compared to 2013 levels: infrastructure shipments to increase slightly; nonresidential shipments to increase in the high single digits; residential shipments to experience double-digit growth; and ChemRock/Rail shipments to increase in the mid-to-high single digits.

•	Heritage aggregates product line shipments to increase by 6% to 8% compared with 2013 levels.

•	Heritage aggregates product line pricing to increase by 3% to 5% for the year compared with 2013.

•	Heritage aggregates product line direct production cost per ton to decrease slightly compared with 2013.

•	Heritage vertically integrated businesses to generate between $385 million and $405 million of net sales and $40 million to $45 million of gross profit.

•	Heritage SG&A expenses as a percentage of net sales to decline compared with 2013, driven in part by $7.9 million of nonrecurring costs related primarily to the 2013 completion of the Company’s information systems upgrade, as well as, lower pension costs.

•	Net sales for the Specialty Products segment to be between $225 million and $235 million, generating $85 million to $90 million of gross profit.

•	Interest expense to remain relatively flat compared with 2013.

•	Estimated effective income tax rate to approximate 29%, excluding discrete events.

•	Capital expenditures to approximate $155 million.

Mr. Nye concluded, “This is an exciting time for Martin Marietta. We continue to see numerous positive indicators that underpin our confidence in the momentum and growth trajectory of our business. Additionally, our strategic acquisition of TXI enhanced our ability to benefit from the significant levels of construction activity in Texas and California. As we integrate the TXI operations and begin realizing expected synergies, we will remain focused on further improving our balance sheet and increasing our financial flexibility, which should lead to opportunities for additional value creation for our shareholders.”

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MLM Announces Second-Quarter 2014 Results

July 29, 2014

RISKS TO OUTLOOK

The full-year outlook includes management’s assessment of the likelihood of certain risk factors that will affect performance. The most significant risks to the Company’s 2014 performance will be Congress’ actions and timing surrounding the expiration of MAP-21 and uncertainty over the funding mechanism for the Highway Trust Fund. Further, additional government shutdown(s) and the impact of The Patient Protection and Affordable Care Act may further erode consumer confidence, which may negatively impact investment in construction projects. While both MAP-21 and The Transportation Infrastructure Finance and Innovation Act (TIFIA) credit assistance are excluded from the U.S. debt ceiling limit, this issue may have a significant impact on the economy and, consequently, construction activity. Other risks related to the Corporation’s future performance include, but are not limited to, both price and volume and include a recurrence of widespread decline in aggregates volume negatively affecting aggregates price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; a significant change in the funding patterns for traditional federal, state and/or local infrastructure projects; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in nonresidential construction, a decline in energy-related drilling activity resulting from certain regulatory or economic factors, a slowdown in the residential construction recovery, or some combination thereof; a reduction in economic activity in the Company’s Midwest states resulting from reduced funding levels provided by the Agricultural Act of 2014 and declining coal traffic on the railroads; and the possibility that expected synergies and operating efficiencies in connection with the TXI acquisition are not realized within the expected time-frames or at all. Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability. If these negatively affect transportation budgets more than in the past, construction spending could be reduced. North Carolina, a state that disproportionately affects the Company’s revenue and profitability, is among the states experiencing these fiscal pressures, although recent statistics indicate that transportation and tax revenues are increasing. The Specialty Products business essentially runs at capacity; therefore any unplanned changes in costs or realignment of customers introduce volatility to the earnings of this segment.

The Company’s principal business serves customers in aggregates-related construction markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Company’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy and raw material prices, both directly and indirectly. Diesel fuel and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as steel, explosives, tires and conveyor belts. Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the Company’s long-haul distribution network. The Specialty Products business is sensitive to changes in domestic steel capacity utilization and the absolute price and fluctuations in the cost of natural gas.

Transportation in the Company’s long-haul network, particularly the supply of rail cars and locomotive power to move trains, affects the Company’s ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast. The availability of trucks and drivers to transport the Company’s product, particularly in markets experiencing increased demand due to energy-sector activity, is also a risk. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. The first and fourth quarters are most adversely affected by winter weather. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters.

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MLM Announces Second-Quarter 2014 Results

July 29, 2014

Risks to the outlook also include shipment declines as a result of economic events beyond the Company’s control. In addition to the impact on nonresidential and residential construction, the Company is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

The Company’s future performance is also exposed to risks from tax reform at the federal and state levels.

CONFERENCE CALL INFORMATION

The Company will discuss its second quarter 2014 earnings results on a conference call and online web simulcast today (July 29, 2014). The live broadcast of the Martin Marietta conference call will begin at 2:00 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website.

For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 74894672.

Martin Marietta, an American company and a member of the S&P 500 Index, is a leading supplier of aggregates and heavy building materials, with operations spanning 36 states, Canada and the Caribbean, and dedicated teams transforming more than 100 years of irreplaceable natural resources into the roads, sidewalks and foundations on which we live. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspeciliaties.com.

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MLM Announces Second-Quarter 2014 Results

July 29, 2014

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, Congress’ actions and timing surrounding the expiration of MAP-21 and uncertainty over the funding mechanism for the Highway Trust Fund; the performance of the United States economy and the resolution and impact of the debt ceiling and sequestration issues; widespread decline in aggregates pricing; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Texas, Iowa, Colorado and Georgia; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in energy-related drilling activity; a slowdown in residential construction recovery; a reduction in shipments due to a decline in funding under the domestic farm bill; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Specialty Products business, natural gas; continued increases in the cost of other repair and supply parts; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Corporation’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the Corporation’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; reduction of the Corporation’s credit rating to non-investment grade resulting from strategic acquisitions; and other risk factors listed from time to time found in the Corporation’s filings with the SEC. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.

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MLM Announces Second Quarter 2014 Results

July 29, 2014

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Earnings

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$601.9	$507.3	$981.6	$851.4
Freight and delivery revenues	67.3	54.0	116.2	93.8

Total revenues	669.2	561.3	1,097.8	945.2

Cost of sales	466.3	400.3	820.2	731.6
Freight and delivery costs	67.3	54.0	116.2	93.8

Total cost of revenues	533.6	454.3	936.4	825.4

Gross profit	135.6	107.0	161.4	119.8
Selling, general and administrative expenses	36.6	37.8	70.8	75.5
Business development expenses	3.3	0.3	12.9	0.6
Acquisition integration expenses	2.0	—	2.2	—
Other operating income, net	(2.5)	(0.7)	(4.8)	(2.6)

Earnings from operations	96.2	69.6	80.3	46.3
Interest expense	12.9	13.6	25.1	27.1
Other nonoperating (income) and expenses, net	(0.3)	(0.5)	3.2	0.1

Earnings from continuing operations before taxes on income	83.6	56.5	52.0	19.1
Income tax expense	23.9	15.0	15.4	6.7

Earnings from continuing operations	59.7	41.5	36.6	12.4
(Loss) gain on discontinued operations, net of related tax (benefit) expense of $0.0, $0.0, $0.0 and $(0.1), respectively	(0.1)	0.1	(0.1)	(0.1)

Consolidated net earnings	59.6	41.6	36.5	12.3
Less: Net earnings (loss) attributable to noncontrolling interests	0.1	0.3	(1.4)	(1.2)

Net earnings attributable to Martin Marietta Materials, Inc.	$59.5	$41.3	$37.9	$13.5

Net earnings per common share:
Basic from continuing operations attributable to common shareholders	$1.28	$0.89	$0.81	$0.29
Discontinued operations attributable to common shareholders	—	—	—	—

	$1.28	$0.89	$0.81	$0.29

Diluted from continuing operations attributable to common shareholders	$1.27	$0.89	$0.81	$0.29
Discontinued operations attributable to common shareholders	—	—	—	—

	$1.27	$0.89	$0.81	$0.29

Dividends per common share	$0.40	$0.40	$0.80	$0.80

Average number of common shares outstanding:
Basic	46.4	46.1	46.4	46.1

Diluted	46.5	46.3	46.5	46.2

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MLM Announces Second Quarter 2014 Results

July 29, 2014

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales:
Aggregates Business:
Mid-America Group	$218.7	$198.2	$325.2	$308.4
Southeast Group	70.7	55.3	126.1	106.6
West Group	250.6	197.2	411.0	324.6

Total Aggregates Business	540.0	450.7	862.3	739.6
Specialty Products	61.9	56.6	119.3	111.8

Total	$601.9	$507.3	$981.6	$851.4

Gross profit (loss):
Aggregates Business:
Mid-America Group	$68.6	$61.1	$67.0	$59.0
Southeast Group	3.0	(0.6)	0.2	(5.4)
West Group	40.1	24.9	52.1	27.1

Total Aggregates Business	111.7	85.4	119.3	80.7
Specialty Products	23.4	21.3	42.1	40.9
Corporate	0.5	0.3	—	(1.8)

Total	$135.6	$107.0	$161.4	$119.8

Selling, general and administrative expenses:
Aggregates Business:
Mid-America Group	$13.2	$13.5	$26.1	$26.6
Southeast Group	4.6	4.5	8.8	8.9
West Group	10.7	10.4	21.7	21.3

Total Aggregates Business	28.5	28.4	56.6	56.8
Specialty Products	2.5	2.5	4.9	5.0
Corporate	5.6	6.9	9.3	13.7

Total	$36.6	$37.8	$70.8	$75.5

Earnings (Loss) from operations:
Aggregates Business:
Mid-America Group	$57.3	$47.7	$45.5	$33.8
Southeast Group	(1.3)	(5.2)	(7.4)	(13.5)
West Group	30.9	16.4	33.0	8.2

Total Aggregates Business	86.9	58.9	71.1	28.5
Specialty Products	21.0	18.7	37.3	35.8
Corporate	(11.7)	(8.0)	(28.1)	(18.0)

Total	$96.2	$69.6	$80.3	$46.3

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MLM Announces Second Quarter 2014 Results

July 29, 2014

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales by product line:
Aggregates Business:
Aggregates	$422.0	$357.2	$685.9	$605.0
Asphalt	22.6	18.8	33.1	28.5
Ready Mixed Concrete	52.4	35.3	90.4	61.6
Road Paving	43.0	39.4	52.9	44.5

Total Aggregates Business	540.0	450.7	862.3	739.6
Specialty Products Business	61.9	56.6	119.3	111.8

Total	$601.9	$507.3	$981.6	$851.4

Gross profit (loss) by product line:
Aggregates Business:
Aggregates	$100.1	$78.9	$110.2	$81.0
Asphalt	4.9	4.9	3.4	2.5
Ready Mixed Concrete	7.0	1.9	9.9	1.8
Road Paving	(0.3)	(0.3)	(4.2)	(4.6)

Total Aggregates Business	111.7	85.4	119.3	80.7
Specialty Products Business	23.4	21.3	42.1	40.9
Corporate	0.5	0.3	—	(1.8)

Total	$135.6	$107.0	$161.4	$119.8

Depreciation	$40.9	$40.3	$80.9	$81.1
Depletion	1.6	1.3	2.7	2.3
Amortization	1.2	1.3	2.5	2.6

	$43.7	$42.9	$86.1	$86.0

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MLM Announces Second Quarter 2014 Results

July 29, 2014

MARTIN MARIETTA MATERIALS, INC.

Balance Sheet Data

(In millions)

	June 30, 2014	December 31, 2013	June 30, 2013
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$34.3	$42.4	$43.7
Accounts receivable, net	343.8	245.4	287.5
Inventories, net	348.2	347.3	348.9
Other current assets	150.4	120.2	126.4
Property, plant and equipment, net	1,775.4	1,799.3	1,717.4
Intangible assets, net	663.5	665.2	665.0
Other noncurrent assets	40.4	40.0	42.2

Total assets	$3,356.0	$3,259.8	$3,231.1

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$12.4	$12.4	$6.2
Other current liabilities	232.3	198.1	186.3
Long-term debt (excluding current maturities)	1,072.4	1,018.5	1,087.2
Other noncurrent liabilities	471.9	455.9	510.7
Total equity	1,567.0	1,574.9	1,440.7

Total liabilities and equity	$3,356.0	$3,259.8	$3,231.1

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MLM Announces Second Quarter

July 29, 2014

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Cash Flows

(In millions)

	Six Months Ended June 30,
	2014	2013
Operating activities:
Consolidated net earnings	$36.5	$12.2
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	86.1	86.0
Stock-based compensation expense	4.4	4.0
Gains on divestitures and sales of assets	(1.7)	(0.4)
Deferred income taxes	(6.4)	9.3
Excess tax benefits from stock-based compensation	(1.9)	(2.3)
Other items, net	3.2	(0.5)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(98.9)	(65.2)
Inventories, net	(4.3)	(15.8)
Accounts payable	35.8	16.4
Other assets and liabilities, net	17.6	4.8

Net cash provided by operating activities	70.4	48.5

Investing activities:
Additions to property, plant and equipment	(84.7)	(50.0)
Acquisitions, net	(0.1)	(3.2)
Proceeds from divestitures and sales of assets	2.1	1.8
Repayments from affiliate	0.5	—
Payment of railcar construction advances	(14.5)	—
Reimbursement of railcar construction advances	14.5	—

Net cash used for investing activities	(82.2)	(51.4)

Financing activities:
Borrowings of long-term debt	100.0	295.5
Repayments of long-term debt	(46.4)	(250.2)
Payments on capital leases	(1.0)	—
Change in bank overdraft	(2.5)	—
Dividends paid	(37.3)	(37.1)
Debt issue costs	(0.9)	(0.5)
Purchase of remaining interest in existing subsidiaries	(19.6)	—
Excess tax benefits from stock-based compensation	1.9	2.3
Issuances of common stock	9.5	11.2

Net cash provided by financing activities	3.7	21.2

Net (decrease) increase in cash and cash equivalents	(8.1)	18.3
Cash and cash equivalents, beginning of period	42.4	25.4

Cash and cash equivalents, end of period	$34.3	$43.7

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MLM Announces Second Quarter 2014 Results

July 29, 2014

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended June 30, 2014		Six Months Ended June 30, 2014
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mid-America Group	5.1%	4.9%	1.6%	3.7%
Southeast Group	7.3%	10.3%	2.7%	7.1%
West Group	22.2%	4.6%	21.9%	1.4%
Heritage Aggregates Operations	11.6%	4.7%	9.7%	2.2%
Aggregates Product Line (3)	12.7%	5.0%	10.9%	2.4%

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Shipments (tons in thousands)
Heritage Aggregates Product Line: (2)
Mid-America Group	18,626	17,724	27,176	26,753
Southeast Group	4,586	4,273	8,310	8,093
West Group	15,371	12,576	27,439	22,506

Heritage Aggregates Operations	38,583	34,573	62,925	57,352
Acquisitions	390	—	667	—
Divestitures (4)	1	1	1	2

Aggregates Product Line (3)	38,974	34,574	63,593	57,354

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Unit Shipments by Product Line (in thousands):
Aggregates tons—external customers	37,417	33,286	61,136	55,408
Internal aggregates tons used in other product lines	1,557	1,288	2,457	1,946

Total aggregates tons	38,974	34,574	63,593	57,354

Asphalt tons—external customers	458	382	706	608
Internal asphalt tons used in road paving business	492	461	570	496

Total asphalt tons	950	843	1,276	1,104

Ready Mixed Concrete—cubic yards	552	436	959	765

Average unit sales price by product line (including internal sales):
Aggregates	$11.00/ton	$10.48/ton	$10.93/ton	$10.67/ton

Asphalt	$42.06/ton	$42.55/ton	$42.11/ton	$42.51/ton

Ready Mixed Concrete	$92.23/cubic yard	$82.29/cubic yard	$90.97/cubic yard	$82.04/cubic yard

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MLM Announces Second Quarter 2014 Results

July 29, 2014

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars in millions)

Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation's operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation's operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles ("GAAP"). The following tables present the calculations of gross margin and operating margin for the three and six months ended June 30, 2014 and 2013, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

	Three Months Ended June 30,		Six Months Ended June 30,
Gross Margin in Accordance with Generally Accepted Accounting Principles	2014	2013	2014	2013
Gross profit	$135.6	$107.0	$161.4	$119.8

Total revenues	$669.2	$561.3	$1,097.8	$945.2

Gross margin	20.3%	19.1%	14.7%	12.7%

	Three Months Ended June 30,		Six Months Ended June 30,
Gross Margin Excluding Freight and Delivery Revenues	2014	2013	2014	2013
Gross profit	$135.6	$107.0	$161.4	$119.8

Total revenues	$669.2	$561.3	$1,097.8	$945.2
Less: Freight and delivery revenues	(67.3)	(54.0)	(116.2)	(93.8)

Net sales	$601.9	$507.3	$981.6	$851.4

Gross margin excluding freight and delivery revenues	22.5%	21.1%	16.4%	14.1%

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Margin in Accordance with Generally Accepted Accounting Principles	2014	2013	2014	2013
Earnings from operations	$96.2	$69.6	$80.3	$46.3

Total revenues	$669.2	$561.3	$1,097.8	$945.2

Operating margin	14.4%	12.4%	7.3%	4.9%

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Margin Excluding Freight and Delivery Revenues	2014	2013	2014	2013
Earnings from operations	$96.2	$69.6	$80.3	$46.3

Total revenues	$669.2	$561.3	$1,097.8	$945.2
Less: Freight and delivery revenues	(67.3)	(54.0)	(116.2)	(93.8)

Net sales	$601.9	$507.3	$981.6	$851.4

Operating margin excluding freight and delivery revenues	16.0%	13.7%	8.2%	5.4%

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MLM Announces Second Quarter 2014 Results

July 29, 2014

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars, other than earnings per share amounts, and number of shares in millions)

Adjusted consolidated earnings from operations and adjusted earnings per diluted share for the quarter ended June 30, 2014, exclude the impact of business development and acquisition integration expenses related to the combination with Texas Industries, Inc., and represent non-GAAP financial measures. Management presents these measures for investors and analysts to evaluate and forecast the Corporation's financial results, as these business development and acquisition integration expenses are nonrecurring costs.

The following shows the calculation of the impact of business development and acquisition integration expenses related to the combination with Texas Industries, Inc., on the earnings per diluted share for the quarter ended June 30, 2014:

Business development and acquisition integration expenses related to the business combination with Texas Industries, Inc.	$5.3
Income tax benefit	(2.1)

After-tax impact of business development and acquisition integration expenses related to the business combination with Texas Industries, Inc.	$3.2

Diluted average number of common shares outstanding	46.5

Per diluted share impact of business development and acquisition integration expenses related to the business combination with Texas Industries, Inc.	$(0.07)

The following reconciles the earnings per diluted share in accordance with generally accepted accounting principles for the quarter ended June 30, 2014, to adjusted earnings per diluted share, which excludes the impact of business development and acquisition integration expenses related to the business combination with Texas Industries, Inc.:

Earnings per diluted share in accordance with generally accepted accounting principles	$1.27
Add back: per diluted share impact of business development and acquisition integration expenses related to the business combination with Texas Industries, Inc.	0.07

Adjusted earnings per diluted share	$1.34

The following reconciles consolidated earnings from operations in accordance with generally accepted accounting principles for the quarter ended June 30, 2014, to adjusted consolidated earnings from operations, which excludes the impact of business development and acquisition integration expenses related to the business combination with Texas Industries, Inc.

Consolidated earnings from operations in accordance with generally accepted accounting principles	$96.2
Add back: business development and acquisition integration expenses related to the business combination with Texas Industries, Inc.	5.3

Adjusted consolidated earnings from operations	$101.5

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MLM Announces Second Quarter 2014 Results

July 29, 2014

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars in millions)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation's revolving credit facility, term loan facility and accounts receivable securitization facility. Under the terms of these agreements, as amended, the Corporation's ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing twelve months can not exceed 3.50 times as of June 30, 2014, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at June 30, 2014.

For supporting calculations, refer to Corporation's website at www.martinmarietta.com.

Twelve-Month Period July 1, 2013 to June 30, 2014
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$146.4
Add back:
Interest expense	51.5
Income tax expense	52.7
Depreciation, depletion and amortization expense	171.6
Stock-based compensation expense	7.4
Acquisition costs related to the business combination with Texas Industries, Inc.	14.2
Integration costs related to the business combination with Texas Industries, Inc.	2.2
Deduct:
Interest income	(0.5)

Consolidated EBITDA, as defined	$445.5

Consolidated Debt, including debt for which the Corporation is a co-borrower, at June 30, 2014	$1,108.2

Consolidated Debt-to-Consolidated EBITDA, as defined, at June 30, 2014 for the trailing twelve-month EBITDA	2.49 times

EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation's website at www.martinmarietta.com. EBITDA is as follows for the three and six months ended June 30, 2014 and 2013.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA)	$139.6	$112.5	$163.8	$132.3

A Reconciliation of Net Earnings Attributable to Martin Marietta Materials, Inc. to EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Earnings Attributable to Martin Marietta Materials, Inc.	$59.5	$41.3	$37.9	$13.5
Add back:
Interest Expense	12.9	13.6	25.1	27.1
Income Tax Expense for Controlling Interests	23.9	15.1	15.5	6.6
Depreciation, Depletion and Amortization Expense	43.3	42.5	85.3	85.1

EBITDA	$139.6	$112.5	$163.8	$132.3

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